SUNSHINE BANCORP, INC. ANNOUNCES CLOSING DATE OF CONVERSION AND RESULTS OF STOCK OFFERING

Plant City, Florida, July 9, 2014 – Sunshine Bancorp, Inc. (the “Company”), a Maryland corporation and the proposed holding company for Sunshine State Federal Savings and Loan Association (the “Bank”), announced today that it intends to close the mutual-to-stock conversion of the Bank and stock offering of the Company on July 14, 2014.

The Company also announced that it intends to sell 4,232,000 shares of common stock, representing the adjusted maximum of the offering range, at $10.00 per share, for gross offering proceeds of $42.3 million, including the sale of 338,560 shares to the employee stock ownership plan.  The offering was oversubscribed in the first category of the subscription offering by eligible account holders as of September 30, 2012.  Accordingly, eligible account holders will have valid orders filled in accordance with the allocation procedures described in the prospectus and as set forth in the Bank’s Plan of Conversion.  Neither supplemental eligible account holders as of March 31, 2014, nor other members of the Bank as of April 30, 2014 will have their orders filled.

If you are a first category subscriber and would like to confirm your allocation, you may contact the stock information center beginning today at (877) 821-5783 (toll free) from 10:00 a.m. until 4:00 p.m., Eastern Time, Monday through Friday.  The information will also be available online at https://allocations.kbw.com/ beginning at 9:00 a.m., Eastern Time on Thursday, July 10th.

Subject to the satisfaction of closing conditions, the transaction is expected to close on July 14, 2014, at which time the Company will become the holding company of the Bank.  The shares of common stock sold in the offering are expected to begin trading on the Nasdaq Capital Market on July 15, 2014 under the ticker symbol “SBCP.”  Certificates reflecting the shares purchased in the subscription offering and refund checks for any subscribers not receiving all or part of shares ordered are expected to be mailed on or about July 14, 2014.

Keefe, Bruyette & Woods, Inc., A Stifel Company acted as selling agent in the subscription offering, and served as financial advisor to the Company and the Bank in connection with the conversion.  Luse Gorman Pomerenk & Schick, P.C. served as legal counsel to the Company and the Bank.

Forward-Looking Statements

This press release contains forward-looking statements about the offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the offering, delays in receiving final regulatory approvals, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission.  This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer will be made only by means of the written prospectus forming part of the registration statement.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.